Exhibit 11

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 1-K of BridgeWell Preferred Income LP for the years ended December 31, 2020 and 2019 of our report dated May 5, 2021 included Form 1-K relating to the financial statements for the years ended December 31, 2020 and 2019, listed in the accompanying index.

Spiegel Accountancy Corp

Pleasant Hill, California

May 5, 2021